For Immediate Release -

Contact:
Lori Arzamendi
VP - Investor Relations
408-988-1888 ext-234
lori@hereuare.com

PeopleNet International Corporation Becomes hereUare, Inc.

SANTA CLARA, California, March 29, 2007 -- PeopleNet International Corporation today announced that it had changed its name to hereUare, Inc. The name change was undertaken so that the corporate name would be better aligned with the brand name of the company's Internet portal at www.hereUare.com

This name change did not require stockholder approval and outstanding stock certificates of Registrant are not affected by the change in name and need not be exchanged as they continue to be valid. The name change was accomplished through a short-form merger with a wholly-owned subsidiary newly-formed for such purpose pursuant to Section 253 of the Delaware General Corporations Law.

About hereUare, Inc.

hereUare, Inc. provides the most intuitive Internet experience combining global search, local reach, Internet telephony, and wireless communication, creating individual bonds to communities anytime and anyplace. Originally founded to provide access to the freedom of wireless technology, hereUare has remained committed to continuous innovation. hereUare has developed robust tools that anyone can use, meeting our goal of providing user friendly applications for voice, data, and Internet, with reliability, ease of use, and best in class interfaces as are our priorities.

hereUare, Inc.
5201 Great America Parkway, Suite 446
Santa Clara, CA 95054